Exhibit 99.B

LOAN AGREEMENT

THIS AGREEMENT is made this 9th day of February, 2005.

BETWEEN:

CLEARLY CANADIAN BEVERAGE CORPORATION, a corporation amalgamated under the laws of the Province of British Columbia

(the “Borrower”)

- and -

BG CAPITAL GROUP LTD., a corporation incorporated under the laws of the Bahamas

(the “Lender”)

WHEREAS the Borrower has requested that the Lender establish the loan facilities described herein, the proceeds of which will be utilized by the Borrower for the purposes set forth herein.

AND WHEREAS the Borrower requires the loan facilities described herein for working capital to be able to carry on in its day-to-day operations.

AND WHEREAS the Borrower’s financial condition is such that it is not able to obtain additional financing from a bank, traditional lender or any other source.

AND WHEREAS the Borrower may not be able to meet its obligations as they come due, and may not be able to continue operating its business, without obtaining the loan facilities described herein.

AND WHEREAS the Lender has agreed to lend to the Borrower and the Borrower has agreed to borrow from the Lender the principal amount of $1,000,000 (the “Loan”), to be advanced on the terms and conditions set out herein.

AND WHEREAS the Borrower considers it to be in the best interests of the Company to enter into this Agreement and acknowledges that its terms and conditions are fair and reasonable in the circumstances.

NOW THEREFORE WITNESSETH that in consideration of the Loan made available by the Lender to the Borrower, the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto covenant and agree to and in favour of the Lender as follows:

1.0          Definitions

In this Agreement:

(a)           “Affiliate” has the meaning ascribed to such term in the United States Securities Act of 1933, as amended.

(b)           “Blue Mountain” means Blue Mountain Springs Ltd., an Ontario corporation, wholly-owned by the Borrower;

(c)           “Business” means, collectively, the business carried on by the Borrower and the Material Subsidiaries;

(d)           “Business Day” means a day which is not a Saturday, Sunday or any statutory holiday in the Province of British Columbia;

(e)           “CAPCO Facility” means the US$1,000,000 operating line of credit established by CAPCO Financial Company, a division of Greater Bay Bank N.A (“CAPCO”) in favour of CCB (US), as amended from time to time, together with all security granted thereunder;

(f)            “CCB(US)” means CC Beverage (U.S.) Corporation, a Washington corporation wholly-owned by the Borrower;

(g)           “Collingwood Property” means the land located in the Township of Osprey, in the County of Grey owned by Blue Mountain, as more particularly described in Schedule “B” hereto;

(h)           “Collingwood Property Mortgages” means the first charge security mortgage in the principal amount of $800,000 CDN registered against the Collingwood Property in the names of Jeanette McGrath and Shari-Anne Dudart-McGrath and the second charge security mortgage in the principal amount of $1,000,000 CDN registered against the Collingwood Property in the name of Global as security for the Global Facility;

(i)            “Convertible Debentures” means the $670,000 CDN principal amount of secured convertible debentures issued by the Borrower pursuant to the Convertible Debenture Trust Indenture;

(j)            “Convertible Debenture Trust Indenture” means the trust indenture dated December 2, 2002 as amended by a supplemental trust indenture dated December 1, 2003 between the Borrower and Pacific Corporate Trust Company, under which the Borrower has issued the Convertible Debentures and granted a security interest in all of its present and after-acquired personal property;

(k)           “Criterion” means Criterion Capital Corporation, a British Columbia corporation wholly-owned by Douglas Mason;

(l)            “Debt” of any person means all indebtedness of such person for borrowed money, including borrowings of commodities, bankers’ acceptances, letters of credit or letters of guarantee;

(m)          “Environmental Law” means any and all applicable international, federal, provincial, state, municipal or local laws, statutes, regulations, treaties, orders, judgements, decrees and/or ordinances whether or not having the force of law and all applicable official directives and authorizations of any Governmental Authority relating to any contaminant, the environment, public health, occupational health and safety, product liability or any Environmental activity;

(n)           “Event of Default” has the meaning ascribed to such term in Section 11 hereto;

(o)           “Exchange” means the Toronto Stock Exchange;

(p)           “Financial Statements” means: (i) the audited consolidated financial statements of the Borrower for the period ending December 31, 2003 consisting of the audited balance sheets; the consolidated statements of change in shareholders’ equity, the consolidated statements of operations and the consolidated statement of cash flows; and (ii) the unaudited interim consolidated financial statements of the Borrower for period ending September 30, 2004 consisting of the interim unaudited consolidated balance sheets, the consolidated statements of operation, and the consolidated statements of cash flows, in each case together with notes to the consolidated financial statements;

(q)           “Formosa Property” means the land located in the Village of Formosa, Ontario owned by the Borrower, as more particularly described in Schedule “B” hereto;

(r)            “Formosa Property Mortgages” means the first charge security mortgage in the principal amount of $1,000,000 CDN registered against the Formosa Property in the name of Global as security for the Global Facility;

(s)           “GAAP” means generally accepted accounting principles in Canada (without regard to any rules or principles relating to differential accounting) that are issued by the Canadian Institute of Chartered Accountants and any successor body in effect from time to time, applied on a consistent basis;

(t)            “Global Facility” means the $1,000,000 CDN loan from Global (GMP) Holdings Inc. (“Global”) to the Borrower pursuant to the terms of a loan Agreement between Global and the Borrower dated November 23, 2004, as amended;

(u)           “Governmental Authority” means any nation, federal government, province, state, municipality or other political subdivision of any of the foregoing, and any entity exercising executive, legislative, judicial, regulatory or administrative functions;

(v)           “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Laws (including, without limitation, any that are or become classified as hazardous or toxic under any Laws);

(w)          “Interest” has the meaning ascribed to such term in Section 1.1, Section 1.2 and Article 4 of the Promissory Note;

(x)            “Laws” shall mean all statutes, codes, ordinances, decrees, rules, regulations, customs, treaties, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, directives, customs, policies or guidelines whether or not having the force of law, or any provisions of the foregoing;

(y)           “Lien” means any mortgage, charge, pledge, right of set-off, title retention, hypothec, security interest, lien, assignment, claim or other encumbrance of any nature or kind whatsoever, whether fixed or floating, statutory or consensual, and howsoever created;

(z)            “Loan Documents” shall mean this Agreement and any and all documents ancillary to this Agreement, including, without limitation, those documents or instruments entered into in respect of the Security;

(aa)         “Management Credit Facility” means the amended credit facility in the aggregate amount of $394,030 among the Borrower, as borrower, and Criterion and Philip Langridge, as lenders;

(bb)         “Material Subsidiaries” means, collectively, Blue Mountain and CCB (US);

(cc)         “Outstanding Balance” means the outstanding and unpaid balance of the Principal Amount, the accrued Interest, and costs or charges payable hereunder;

(dd)         “Permitted Encumbrance” means in respect of any person, any one or more of the following:

(i)

inchoate or statutory priorities, liens or trust claims for taxes, assessments and other governmental charges or levies which are not delinquent or the validity of which are currently being contested in good faith by appropriate proceedings provided that there shall have been set aside a reserve to the extent required by GAAP in an amount which is reasonably adequate with respect thereto;

(ii)

the right reserved to, or vested in, any municipality or governmental authority by the terms of any lease, license, franchise, grant, or permit, or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payment as a condition of the continuance thereof;

(iii)

inchoate or statutory liens of contractors, subcontractors, mechanics, suppliers, material men and others in respect of construction, maintenance, repair or operation of assets or properties of the person, or other like possessory liens and public utility liens provided the same are not registered as encumbrances against the title to any real or personal property of the person;

(iv)

security given to a public utility or other governmental authority or other public authority when required by such utility or governmental authority in connection with the operations of the person in the ordinary course of business;

(v)

title defects which are of a minor nature and in the aggregate will not materially impair the value or use of this property for the purposes for which it is held or applicable municipal and other governmental restrictions, including municipal by-laws and regulations affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with;

(vi)

reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown of any real property or any interest therein and the easements, rights-of-way, servitudes and similar rights in real property comprised in the assets of the person or interests therein granted or reserved to other persons;

(vii)	the Security (as defined below);

(viii)

personal property security interests securing purchase money security obligations, provided that such security interests charge only the assets which are subject of the purchase money security obligations (and the proceeds thereof to the extent permitted by applicable law) and no other assets, and security interests arising under capitalized lease obligations, including security interests registered in favour of Telecom Leasing Canada (TLC) Limited;

(ix)	lien and charge on accounts receivable and inventories of CCB(US) in favour of CAPCO, as security for the CAPCO Facility;

(x)	the Collingwood Property Mortgages;

(xi)	the Formosa Property Mortgage;

(xii)

the security interest granted pursuant to the trust indenture dated December 2, 2002, as amended by a supplemental trust indenture dated December 1, 2003, between the Borrower and Pacific Corporate Trust Company, securing the Convertible Debentures; and

(xiii)	the security on all present and after-acquired personal property of the Borrower, CCB(US) and Blue Mountain granted in favour of Global, as security for the Global Facility;

(xiv)	the security interest granted by CCB (US) in favour of Advanced H2O Inc. pursuant to a bottling agreement dated February 26, 2002, as amended February 6, 2004;

(xv)	Instrument No. 358815 being a charge in favour of the Laurentian Bank of Canada against the Collingwood Property described in paragraph 2(b) of Schedule “B”;

(xvi)	Instrument No. 365181 being a lease in favour of Christopher E. Teeter against the Collingwood Property described in paragraph 2(b) of Schedule “B”;

(xvii)	Instrument No. 365710 being a charge in favour of Realcare Services Ltd. against the Collingwood Property described in paragraph 2(b) of Schedule “B”;

(xviii)	Instrument No. 365711 being a charge in favour of National Trust Co., in trust for R.R.S.P. #097565 against the Collingwood Property described in paragraph 2(b) of Schedule “B”; and

(xix)	Instrument No. 380910 being a certificate registered by Ralph Moyal, as Plaintiff against the Collingwood Property described in paragraph 2(b) of Schedule “B”;

(ee)         “Person” means an individual, partnership, corporation, trustee, trust, unincorporated organisation, non-share capital corporation, or any federal, provincial or municipal governmental body, corporation, commission, board, agency, foundation, association, counsel or other governmental authority of any kind whatsoever, or any other entity whatsoever;

(ff)           “Principal Amount” has the meaning ascribed to such term in the Promissory Note;

(gg)         “Promissory Note” has the meaning ascribed to such term in Section 3 hereto;

(hh)         “Security” means the security granted by the Borrower in favour of the Lender, as more particularly described in Section 5 hereto; and

1.1          Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The term “this Agreement”, refers to this Agreement in its entirety and not to any particular Article, Section or other portion of this Agreement and includes any agreement supplemental to this Agreement.  Unless otherwise indicated, references in this Agreement to Articles and Sections are to Articles and Sections of this Agreement.

1.2          Currency

Unless otherwise specified in this Agreement, all references to dollar amounts (without further description) shall mean lawful currency of the United States of America and all payments shall be made in lawful currency of the United States of America.

1.3          Conflicts

In the event of a conflict or inconsistency between the application of any of the provisions of this Agreement and the application of any of the provisions of any of the other Loan Documents, the provisions giving the Lender greater rights or remedies shall govern (to the maximum extent permitted by Applicable Law), it being understood that the purpose of this Agreement and any other Loan Document is to add to, and not detract from, the rights granted to the Lender under the Loan Documents.

2.             Use of Proceeds

The proceeds of the Loan shall be used by the Borrower solely for general corporate working capital purposes.

3.             Loan Advances

The Lender shall advance the Loan to the Borrower by way of solicitor’s trust cheque that shall be paid by the Lender to the Borrower, or in a manner as the Borrower may otherwise direct.  The Loan shall be evidenced by a secured promissory note (the “Promissory Note”) issued in favour of the Lender in the original principal amount in respect of the applicable advance, substantially in the form of Schedule “A” attached hereto, dated as of the date of the applicable advance, executed by the Borrower.  The Loan shall be payable in accordance with the terms of the Promissory Note, this Agreement and any applicable Loan Documents.

4.             Fees and Lender’s Expenses

The Borrower will pay for the Lender’s legal fees of and incidental to the preparation, execution and completion of this Agreement and the Security as may be required by the Lender to complete the transactions contemplated herein and directs the Lender to hold back from the advance of the Loan such amounts as may be necessary to cover the Lender’s legal fees, disbursements and taxes.  Any amounts in excess of such hold back will be payable by the Borrower within thirty (30) days of presentment of an invoice.  If not paid within that time, such amount will be added to and form part of the principal amount of the Loan and shall accrue interest from such date as if it had been advanced by the Lender to the Borrower hereunder.

5.             Security

As security for the Loan the Borrower will:

(a)   execute and deliver to the Lender the Promissory Note;

(b)   execute and deliver to the lender a general security agreement under which the Borrower will grant to and in favour of the Lender a security interest over all of its present and after-acquired personal property, subject only to Permitted Encumbrances;

(c)   if requested by the Lender following the execution of this Agreement, execute and deliver to the Lender an assignment of all trademarks and other intellectual property of the Borrower;

(d)   cause each of the Material Subsidiaries to execute and deliver to the Lender a guarantee under which it will guarantee all indebtedness of the Borrower to the Lender hereunder;

(e)   cause each of the Material Subsidiaries to execute and deliver to the Lender a general security agreement under which it will grant to and in favour of the Lender a security interest over all of its present and after-acquired personal property, subject only to Permitted Encumbrances;

(f)    cause Criterion Capital Corporation and Bruce Morley to deliver an agreement not to seek repayment in cash of the principal amount of the Convertible Debentures held by them while there is any Outstanding Balance on the Loan;

(g)   cause the principals of the Management Credit Facility to execute and deliver to the Lender a subordination and postponement agreement under which they will agree to subordinate and postpone in favour of the Lender their security and all amounts payable to them under the Management Credit Facility;

(h)   if requested by the Lender following the execution of this Agreement, execute, register and deliver to the Lender a second mortgage over the Formosa Property (subject only to the Formosa Property Mortgage)  and cause the Lender to be named as second “loss payee” on all property insurance policies held by the Borrower in respect of the Formosa Property; and

(i)    if requested by the Lender following the execution of this Agreement, cause Blue Mountain to execute, register and deliver to the Lender a third mortgage over the Collingwood Property (subject only to the Collingwood Property Mortgages) and cause the Lender to be named as third “loss payee” on all property insurance policies held by the Borrower in respect thereto;

all in form and on terms satisfactory to the Lender and its counsel acting reasonably (collectively, the “Security”).

6.             Conditions Precedent to Advance of the Loan

The Lender shall not be obligated to advance the Loan unless and until the following conditions have been fulfilled to the Lender’s sole satisfaction:

(a)   the representations and warranties of the Borrower contained in Section 7 will be true and correct in all material respects and the Borrower will have complied with all covenants and agreements set forth herein required to be complied with by it prior to the advance of the Loan by the Lender;

(b)   no Event of Default shall have occurred and be continuing or shall occur as a result of the transactions contemplated by this Agreement;

(c)   the Borrower will have:

(i)

executed and delivered or caused to be executed and delivered, as the case may be, all Security and other documents and instruments referred to in Subsections 5(a), 5(b) and 5(d) to 5(g) inclusive, and will have completed all registrations and other filings that may be prudent or necessary to perfect the Lender’s security therein;

(ii)

delivered a certified copy of its directors’ resolutions authorizing the borrowing of the Loan and the execution and delivery of this Agreement and all agreements, documents and instruments referred to herein, together with an officer’s certificate, certifying certain factual matters, in form and on terms satisfactory to the Lender;

(iii)

delivered to the Lender a consent from Global confirming as of February 8, 2005, the outstanding balance and good standing of the Global Facility, agreeing to the Borrower borrowing the Loan and agreeing not to advance more than $1,000,000 CDN under the Global Facility;

(iv)

delivered to the Lender a consent from CAPCO Financial Company confirming as of February 8, 2005, the outstanding balance and good standing of the CAPCO Facility, agreeing to the terms of the Loan Documents;

(v)	caused to be executed and delivered legal opinions of Borrower’s counsel, in form and on terms satisfactory to the Lender and its legal counsel both acting reasonably;

7.             Representations and Warranties

The Borrower makes the following representations and warranties to the Lender, and acknowledges and confirms that the Lender is relying upon such representations and warranties:

(a)       the Borrower is a company incorporated and amalgamated under the Company Act (British Columbia) and is now governed by the Business Corporations Act (British Columbia) and has not discontinued or been dissolved under such act and is in good standing with respect to the filing of annual reports with the Registrar of Companies office;

(b)       CCB(US) is a company incorporated under the laws of the State of Washington and has not discontinued or been dissolved and is in good standing with respect to the filing of annual reports therein;

(c)       Blue Mountain is a company incorporated under the Business Corporations Act (Ontario) is in good standing and has not been discontinued or dissolved;

(d)       the Material Subsidiaries are the only material subsidiaries of the Corporation;

(e)       each of the Borrower and the Material Subsidiaries has the power and authority to (i) carry on its businesses as now being conducted and is licensed or registered or otherwise qualified in all jurisdictions where in the nature of its assets or the business transacted makes such licensing, registration or qualification necessary, (ii) acquire, own, hold, lease and mortgage or grant security in its assets including real property and personal property and (iii) enter into and perform its obligations under this Agreement and all other documents or instruments delivered hereunder or thereunder;

(f)        this Agreement, the Loan Documents and all ancillary instruments or documents issued, executed and delivered hereunder or thereunder by the Borrower or any Material Subsidiary have been duly authorized by all necessary action of the Borrower and each Material Subsidiary, as applicable, and each constitutes or will constitute a legal, valid and binding obligation of the Borrower and each Material Subsidiary, as applicable, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and to the general principles of equity;

(g)       none of the Borrower or any of the Material Subsidiaries is in breach of or in default under any obligation in respect of borrowed money;

(h)       the execution and delivery by the Borrower of this Agreement and each of the Loan Documents and the performance by it of its obligations hereunder or thereunder in compliance with such provisions do not and will not: (i) conflict with or result in a breach of any of the terms, conditions or provisions of: (A) its constating or organizational documents, by-laws or shareholders’ agreement, if any; (B) any Law applicable to it or its property and assets; (C) any contractual provision, including, without limitation any material contract, binding on or affecting them or any of their respective property and assets, the breach of which could reasonably be expected to have a material adverse effect upon the business, assets, condition, financial or otherwise of them, respectively; or (D) any writ, judgment, injunction, termination or award which is binding on any of them or any of their respective property and assets; or (ii) result in or permit: (A) the imposition of any Lien on any of their respective property and assets, other than in favour of the Lender; or (B) the acceleration of the maturity of any indebtedness of the Borrower or any Material Subsidiary;

(i)        the execution, delivery of this Agreement and each of the Loan Documents by the Borrower and the performance by it of its respective obligations hereunder or thereunder do not require any consent, approval, order, authorization, licence, exemption or designation of or by any Governmental Authority;

(j)        the Borrower is the legal and beneficial owner of and holds good and marketable title in fee simple to the Formosa Property, free and clear of any encumbrances save and except the Permitted Encumbrances;

(k)       Blue Mountain is the legal and beneficial owner and holds good and marketable title in fee simple to the Collingwood Property, free and clear of any encumbrances save and except the Permitted Encumbrances;

(l)        the Formosa Property, the Collingwood Property and a property in Piney, Manitoba are the only interests in real property owned or held by the Borrower and the Material Subsidiaries;

(m)      subject only to Permitted Encumbrances, the Security creates a valid registered charge, mortgage, lien and security interest over the property and assets of the Borrower and the Material Subsidiaries which have been granted on their respective properties and assets in accordance with the terms thereof;

(n)       there are no outstanding work orders, deficiency notices, remedial or removal orders or other similar compliance orders from any Governmental Authority relating to any leased premises or the operations of the Borrower’s or Material Subsidiary’s respective businesses and the Borrower and the Material Subsidiaries will not permit any work orders, deficiency notices, remedial or removal orders or other similar compliance orders in the future;

(o)       the Financial Statements provided by the Borrower have been prepared in accordance with GAAP and present fairly in all material respects, the financial position of the Borrower, on a consolidated basis, as at such date, including, without limitation, all contingent liabilities;

(p)       as at the date of this Agreement, except as disclosed in the Financial Statements or Schedule “C” hereto, no holder of outstanding shares in the capital of the Borrower will be entitled to any pre-emptive or any similar rights to subscribe for any of the shares in the capital of the Borrower or other securities of the Borrower, and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for any shares in the capital of the Borrower are outstanding;

(q)       as of the date of this Agreement, no monies are owed to any shareholders of the Borrower or any Affiliates of any such shareholders other than the Management Credit Facility, the Convertible Debentures, short term, unsecured facilities owing to Criterion and Douglas Mason (the “Mason Unsecured Loans”) and to suppliers of the Borrower and the Material Subsidiaries in the ordinary course of business.

(r)        subject to the Permitted Encumbrances, the Borrower owns its business, operations and assets, and holds good title thereto, free and clear of all liens, claims or encumbrances whatsoever;

(s)       the Borrower and the Material Subsidiaries own or license all intellectual property necessary for the conduct of their business as now conducted, without any conflict known to the Borrower with the rights of others, and in each case, free from any security interest, except for Permitted Encumbrances;

(t)        to the best of the Borrower’s knowledge as at the date of this Agreement, there are no strikes or other labour disputes against the Borrower or any of its Material Subsidiaries that are pending or threatened.  All payments due from the Borrower or any of its Material Subsidiaries on account of workers compensation, social security, pension plan, employment insurance, employee health plans, social security and insurance of every kind and employee income tax deductions and vacation pay have been paid.  None of the Borrower or any of its Material Subsidiaries have any obligations under any collective-bargaining agreement nor, to the best of their knowledge, is there any organizing activity involving the Borrower or any of its Material Subsidiaries by any labour union or group of employees;

(u)       all factual information previously or contemporaneously furnished to the Lender by or on behalf of the Borrower for purposes of or in connection with this Agreement or any transaction contemplated hereby, is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading;

(v)       to the best of its knowledge, each of the Borrower and its Material Subsidiaries is solvent and is generally able to pay its debts as they come due and will be able to do so after giving effect to the transactions contemplated in this Agreement;

(w)      other than Permitted Encumbrances and as disclosed in the Financial Statements or otherwise disclosed to the Lender in writing, none of the Borrower or any of its Material Subsidiaries has guaranteed the obligations of any person;

(x)        to the best of the Borrower’s knowledge, the Borrower is in compliance in all material respects with the provisions and requirements of all applicable securities laws, regulations, rules and requirements of any jurisdiction having authority in relation to the Borrower;

(y)       the Borrower is a reporting issuer under the Securities Acts of British Columbia and Ontario and to the best of the Borrower’s knowledge, is in compliance with its material obligations under those acts and under the rules, regulations and policies of the Exchange, and will use reasonable commercial efforts to maintain such status, without default, from the date hereof until repayment in full of the Loan to the Lender.  The Borrower is listed on the Exchange and will be suspended from trading on the Exchange on February 16, 2005, and is in the process of making application for trading on the Canadian Trading and Quotation System Inc. and delisting from the Exchange;

(z)        the disclosure contained in the Borrower’s annual report on Form 20-F for the year ending December 31, 2003 prepared in compliance with the United States Securities

Exchange Act of 1934, as amended, fully and accurately discloses the business, assets and undertaking of the Borrower and its subsidiaries as at that date and no material changes have occurred in respect of the information described therein, except as publicly disclosed by the Borrower;

(aa)     to the best of the Borrower’s knowledge, the Borrower is in compliance, in all material respects, with its continuous disclosure obligations under applicable Canadian and United Stated securities laws and, without limiting the generality of the foregoing, there has been no material adverse change (actual, contemplated or threatened) in the property, assets or business of the Borrower since the date of release of the Financial Statements, other than as publicly disclosed in writing by the Borrower prior to the date of this Agreement;

(bb)     except as disclosed in the Financial Statements there is no action or proceeding outstanding, pending or, to the knowledge of the Borrower or any Material Subsidiary, threatened against the Borrower or any Material Subsidiary before any court, administrative agency, tribunal, arbitrator or Governmental Agency out of the ordinary course of business which might have a material adverse effect on the properties, business, prospects or condition of the Borrower or any Material Subsidiary, or question the validity of this Agreement or any Loan Document to which the Borrower or any Material Subsidiary is a party and there are no outstanding judgments, writs of execution, work orders, injunctions or directives against the Borrower, any Material Subsidiary or any of their properties or assets;

(cc)     the Borrower and the Material Subsidiaries have not withheld from or failed to disclose to the Lender any information relating to the financial condition, property, assets, insurance, contractual relationships, labour relations, Laws, permits, systems, records, business or prospects of the Borrower or any Material Subsidiary which could reasonably be expected to be material to the Lender;

8.             Environmental Representations, Warranties and Covenants

(a)   Representations and Warranties: The Borrower and each Material Subsidiary represents and warrants that:

(i)

the Borrower and each Material Subsidiary operates and will continue to operate in conformity with all Environmental Laws and Permits and will ensure its staff is trained as required for such purposes;

(ii)	the businesses of the Borrower and the Material Subsidiaries do not require it to maintain an environmental emergency response plan;

(iii)

neither the Borrower nor any Material Subsidiary stores, generates, uses, treats, manufactures, handles or disposes of any Hazardous Materials on any of its properties other than in compliance with all Environmental Laws and Permits thereunder, or has disposed of any Hazardous Materials in a manner contrary to Environmental Law or any Permit;

(iv)

the Borrower and each Material Subsidiary possesses and will maintain all necessary environmental Permits and other approvals required by any Governmental Authority as may be necessary for the conduct of its business;

(v)	its assets are and will remain free of environmental damage or contamination; and

(vi)

the Borrower and each Material Subsidiary has no knowledge of, and has not received any notice of, any pending or threatened claim, complaint, proceeding, prosecution, investigation or otherwise against or affecting any of the Borrower or any Material Subsidiary, or any of its properties, assets or operations relating to Environmental Laws.

(b)   Covenants: The Borrower and each Material Subsidiary covenant and agree with the Lender that until all amounts owing by the Borrower to the Lender under this Agreement (including without limitation, all principal, interest, fees and expenses) have been indefeasibly paid in full, they will:

(i)	advise the Lender immediately upon becoming aware of any environmental problem relating to the Borrower’s or any Material Subsidiary’s business, properties or assets;

(ii)

provide the Lender with copies of all communications with environmental officials, Governmental Authorities and all environmental studies or assessments prepared for any of the Borrower or any Material Subsidiary; and

(iii)

not install on or under any of their properties, storage tanks for petroleum products or Hazardous Materials, without the Lender’s prior written consent and only upon full compliance with all Environmental Laws and the standards and requirements of the Governmental Authorities having jurisdiction over the Borrower’s or any Material Subsidiary’s activities or assets.

9.             Positive Covenants of the Borrower

The Borrower covenants and agrees with the Lender that until the full Outstanding Amount has been indefeasibly paid in full, and except as otherwise permitted by the prior written consent of the Lender:

(a)   the Borrower shall, and shall the cause the Material Subsidiaries to, duly and punctually pay to the Lender, all amounts payable by the Borrower and the Material Subsidiaries under the Loan Documents, and in the manner provided herein, without set-off, abatement or deduction of any kind whatsoever and shall indemnify and save harmless the Lender from such claims in respect of any such amounts;

(b)   the Borrower shall, and shall the cause each of the Material Subsidiaries to, at all times maintain its corporate existence and the corporate existence of all the Material Subsidiaries;

(c)   the Borrower shall forthwith upon becoming aware of the occurrence of an Event of Default,  provide to the Lender notice of such Event of Default, whether continuing or otherwise;

(d)   the Borrower and each Material Subsidiary shall keep its property, assets and undertakings free and clear of all Liens (other than Permitted Encumbrances);

(e)   the Borrower and each Material Subsidiary will observe and perform, in a timely fashion all obligations, covenants, agreements and undertakings on each of its part required to be observed or performed under the terms of this Agreement and the Loan Documents;

(f)    the Borrower shall, and shall the cause the Material Subsidiaries to, pay, on a timely basis and within the prescribed period of time, all governmental remittances to any Government Authority as required by Law;

(g)   the Borrower shall, and shall the cause the Material Subsidiaries to, shall carry on and conduct its business in a proper and prudent manner so as not to materially affect its ability to perform its obligations under this Agreement;

(h)   the Borrower and each Material Subsidiary shall at all times renew or cause to be preserved and renewed all material rights, powers, permits, consents, privileges, franchises, licences, goodwill and intellectual property owned by it and necessary for the conduct of its business and shall at all times comply with all Laws applicable to it;

(i)    the Borrower shall promptly provide the Lender with all information requested by the Lender from time to time concerning its, or any Material Subsidiary’s, financial condition and property and shall permit representatives of the Lender to inspect any of its, or any Material Subsidiary’s property and to examine and take extracts from its financial books, accounts and records including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss its financial condition with its senior officers and (in the presence of such of it representatives as it may designate) its auditors;

(j)    upon the written request of the Lender, the Borrower shall deliver to the Lender a certificate executed on its behalf by a senior officer of the Borrower: (i) stating that no Event of Default has occurred and is continuing under this Agreement or any Loan Document; or (ii) if any Event of Default has occurred under this Agreement, or any Loan Document, specifying the nature and status of all such Events of Default;

(k)   the Borrower shall promptly give written notice to the Lender of: (i) the commencement of any claim, litigation, proceeding or investigation against the Borrower or any Material Subsidiaries or any of their assets which, in the event that a decision is rendered which is adverse to it, may have an adverse effect on the ability of the Borrower to repay the Loan or have a material adverse effect on the business of the Borrower; (ii) or any damage to or destruction of any of the assets or property of the Borrower or any Material Subsidiaries which might give rise to a material insurance claim; and (iii) the occurrence of any Event of Default under this Agreement, the Loan Documents or any material contract of the Borrower;

(l)    the Borrower shall maintain all risks comprehensive insurance coverage with reputable insurers satisfactory to the Lender in its sole discretion, and to provide the Lender with evidence of such insurance satisfactory to it, in amounts and against risks normally insured by owners of similar businesses (which insurance, at a minimum, shall cover against risk of loss or damage to property of the Borrower and each Material Subsidiaries up to its full replacement value, and including public liability and damage to property of third parties and business interruption insurance) and the Borrower shall provide written notice to the Lender within twenty-four (24) hours of any change to the insurance coverage of the Borrower or any Material Subsidiary or any change by the Borrower and or any Material Subsidiary of any of their insurers.  The Lender shall be indicated in all insurance policies, as applicable, as a loss payee and additional insured, as applicable, and all policies shall contain such clauses as the Lender requires in its sole discretion, acting reasonably, for the Lender’s protection.  In the event of any loss or damage by fire or other casualty, the insurance proceeds shall be applied, (subject to any first priority arrangement agreed to by the Lender) at the Lender’s option, which will not be unreasonably withheld, to reduce the Loan or to replace, restore or repair the damaged or lost asset(s) to substantially its equivalent condition prior to such fire or casualty;

(m)  at the request of the Lender, the Borrower and each Material Subsidiary shall forthwith and from time to time execute all security agreements and documents, which, in the opinion, of the Lender, may be necessary or advisable to provide the Lender with the rights, powers, privileges, security, priority position and interests conferred or intended to be conferred upon it by this Agreement and the Loan Documents. All such additional documents executed shall be deemed to form part of the Loan Documents;

(n)   the Borrower shall keep proper books of record and account in which full and correct entry shall be made of all financial transactions, assets and business of the Borrower and the Material Subsidiaries in accordance with GAAP;

(o)   the Borrower and each Material Subsidiary shall maintain and preserve all of their respective property and assets in good repair, working order and condition (reasonable wear and tear excepted) and, from time to time, make all needed and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on by the Borrower may be properly and advantageously conducted at all times in accordance with prudent business practices;

(p)   the Borrower shall, and shall the cause the Material Subsidiaries to, pay and discharge promptly when due, all taxes, assessments and other governmental charges or levies imposed upon it or upon its properties or assets or upon any part thereof, as well as all claims of any kind (including claims for labour, materials and supplies) which, if unpaid, would by law become a lien, charge, trust or other claims upon any such properties or assets, provided however that the Borrower shall not be required to pay any such tax, assessment, charge or levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books the reserve to the extent required by GAAP in an amount which is reasonably adequate with respect thereto;

(q)   the Borrower shall provide to the Lender with prior written notice of any proposed debt or equity financing made by or to the Borrower or any Material Subsidiary;

(r)    the Borrower shall forthwith provide to the Lender copies of all financial statements, both audited and unaudited, as they become available from time to time;

(s)   the Borrower shall, and shall the cause the Material Subsidiaries to, perform and do all such acts and things as are necessary to perfect and maintain the priority of the security provided to the Lender pursuant to this Agreement;

(t)    at the request of the Lender, cause the Borrower to appoint two (2) directors of the Lender’s choosing, to the board of directors of the Borrower for a term of no less than one (1) year and, prior to such appointment, the right for two observers to receive notice of and attend meetings of the directors of the Borrower;

(u)   the Borrower shall not incur any material indebtedness to Advanced H2O, Inc. and shall use commercially reasonable efforts to discharge the security interest registered in favour of Advanced H20, Inc. in the Washington State UCC; and

(v)   the Borrower shall use its commercially reasonable efforts to discharge the mortgage registered in connection with the Global Facility against the Collingwood Property referred to in paragraph 2(a) of Schedule “B”.

10.          Negative Covenants

The Borrower covenants and agrees with the Lender that until the Outstanding Balance has been indefeasibly paid in full, the Borrower and the Material Subsidiaries shall not, without the prior written consent of the Lender, such consent to be at the sole discretion of the Lender and may be unreasonably withheld:

(a)   declare, pay or set aside for payment any dividend;

(b)   issue any class of shares in the capital of the Borrower or the Material Subsidiaries or any rights, warrants or options to acquire, or instruments convertible into or exchangeable for any class of shares in the capital of the Borrower or the Material Subsidiaries other than securities issuable pursuant to the securities set out in Schedule “C”;

(c)   enter into a transaction (whether by way of a reorganization, consolidation, financing, amalgamation, merger, transfer, liquidation, sale, purchase, assumption of liabilities or obligations, lease or otherwise), whereby all or a material portion of the undertaking, property or assets of the Borrower or any of the Material Subsidiaries would become the property of any other Person or enter into any transaction whereby the business of any other Person would be acquired;

(d)   other than Permitted Encumbrances, make, give, create or permit or attempt to make, give or create any mortgage, charge, lien or encumbrance on the assets of the Borrower or any Material Subsidiary;

(e)   make any sale of or dispose of any substantial or material part of its, or any Material Subsidiary’s, business, assets or undertaking, or shares or assets of any subsidiary, outside of the ordinary course of business;

(f)    save and except for purchase money security interests, chattel mortgages, equipment leases entered into in the ordinary course of business and the Mason Unsecured Loans (provided, however, that the Borrower shall obtain the consent of the Lender, such consent not to be unreasonably withheld, to hereafter borrow money under the Mason Unsecured Loans) borrow or cause any Material Subsidiary or any other subsidiary to borrow money from any person other than the Lender;

(g)   make loans to any shareholders of the Borrower or any Affiliates of any such shareholders or pay out any shareholders loans or other indebtedness, in principal, interest or otherwise, to any shareholders of the Borrower or any Affiliates of any such shareholders other than payment of interest under the Convertible Debentures,  and the Management Credit Facilities and the repayment of the Mason Unsecured Loans (provided, however, that the Borrower shall obtain the consent of the Lender, such consent not to be unreasonably withheld, to hereafter repay any amount of Mason Unsecured Loans advanced after the date hereof);

(h)   make any repayments of principal under the Management Credit Facility, the Convertible Debentures or the Global Facility (provided, however, that such repayments of principal under the Global Facility may be made in accordance with the date on which principal is due under the Global Facility);

(i)    from and after the date of this Agreement, whether in respect of the CAPCO Facility or otherwise, allow the aggregate of such amounts, together with all other indebtedness of the Borrower and CCB(US) to CAPCO, to exceed $500,000;

(j)    from and after the date of this Agreement, whether in respect of the Global Facility or otherwise, allow the aggregate of such amounts, together with all other indebtedness of the Borrower to Global to exceed $1,000,000 CDN;

(k)   guarantee the obligations of any other Person, directly or indirectly; or

(l)    make any capital expenditure in excess of $30,000 which is (i) not in the ordinary course of business and (ii) attributable to the core business of the Borrower.  In the event the Borrower desires to make capital expenditures not in the accordance with the foregoing, the Borrower shall first receive prior written consent of the Lender, which consent shall not be unreasonably withheld, provided (i) the Borrower is in full compliance with its obligations under this Agreement and the Loan Documents, and (ii) the capital expenditure is made in the ordinary course of business.

11.          Events of Default

The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)   the non-payment when due (whether at stated maturity, upon acceleration, upon required prepayment or otherwise) of any amounts owing to the Lender under this Agreement or any other Loan Document and such non-payment continues for five (5) Business Days;

(b)   during the term of the Loan any breach (other than by reason of non-payment pursuant to Subsection 16(a) hereto) by the Borrower or any Material Subsidiary, as applicable, of any of their respective undertakings, covenants, conditions or other obligations set forth in this Agreement or any of the Loan Documents, which breach is not cured within five (5) Business Days of the Borrower or the Material Subsidiary, as applicable, becoming aware of such breach;

(c)   if any of the Borrower’s representations, warranties or other statements made or given in this Agreement or any other document delivered hereunder or in connection with the Loan were at the time given false or misleading in any material respect;

(d)   if the Borrower, either directly or indirectly through any Material Subsidiary, ceases or threatens to cease to carry on business;

(e)   if any order is made or issued by a competent regulatory authority prohibiting the trading in shares of the Borrower or if the Borrower’s Common Shares are suspended or de-listed from trading, such that the Borrower’s Common Shares cannot be traded through the facilities of the NASD Over-the-Counter Bulletin Board;

(f)    if the Borrower or any of its subsidiaries, including any Material Subsidiary, petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator or commences any proceedings under any bankruptcy, insolvency, proposal, readjustment of debt or liquidation or law of any jurisdiction, whether now or hereafter in effect;

(g)   if any petition or application for appointment of a trustee, receiver or liquidator is filed, or any proceedings under any bankruptcy, insolvency, proposal, readjustment of debt, or liquidation law are commenced, against the Borrower or any of its subsidiaries, including any Material Subsidiaries, which is not opposed in good faith, or an order, judgment or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceeding;

(h)   if the Borrower or any Material Subsidiary defaults in any obligation in respect of any material contract or of any indebtedness (or security granted pursuant thereto), where such default has not been waived or otherwise consented to and as a result of such default, the maturity of such indebtedness is or may be accelerated, or under any agreement with an equipment financier where as a result of such default, such equipment financier commences any enforcement action in respect of its collateral;

(i)    if a judgment or order for payment of monies is rendered against the Borrower or any Material Subsidiary and such judgment or order for payment of monies is not immediately paid or stayed after it has been rendered;

(j)    the Lender in good faith believes and has commercially reasonable grounds to believe that the prospect of payment or performance of any of the Borrower’s or Material Subsidiary’s obligations is impaired, or that the property provided as security hereunder in favour of the Lender is in danger of loss, damage, misuse, seizure or confiscation; or

(k)   if at any time after execution and delivery of this Agreement, any of the Loan Documents ceases to be in full force and effect or if any of the Loan Documents is declared by a court or tribunal of competent jurisdiction to be null and void or the validity, enforceability or priority thereof is contested by the Borrower or any of the Material Subsidiaries.

12.          Effect of Event of Default

Upon the occurrence of an Event of Default and at any time thereafter, the Lender may: (i) declare that any obligation of the Lender hereunder is immediately terminated; (ii) declare that the Outstanding Balance is due and payable whereupon all indebtedness and liability of the Borrower in respect thereof, together with all other monies and amounts payable hereunder, shall be immediately due and payable; (iii) retain any amounts which the Borrower may be entitled to receive as an adjustment of additional interest as a genuine pre-estimate of liquidated damages; (iv) exercise any right or recourse and proceed by any action, suit, remedy or proceeding against the Borrower or any Material Subsidiary authorized or permitted by law or in equity for the recovery of all indebtedness and liabilities of the Borrower to the Lender hereunder; and (v) proceed to exercise any and all rights hereunder or under the Loan Documents.  Notwithstanding any other provisions of this Agreement, upon the occurrence of an Event of Default, the Lender may, at its discretion, send, in addition to any notice of such default hereunder, a notice of intention to enforce security pursuant to Section 244 of the Bankruptcy and Insolvency Act (Canada), or any successor provision, if any, such that the time period under such notice shall run concurrently with any other notices under the terms of this Agreement.

No right, power or remedy conferred upon or reserved to the Lender by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity or by statute.  No delay or omission by the Lender to exercise any right, power or remedy accruing upon the occurrence of an Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this Agreement and the other Loan Documents to the Lender may be exercised from time to time and as often as may be deemed expedient by the Lender.

Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in any applicable Loan Document providing the remedy or remedies exercised; if none is specified, or if the remedy is provided by this Agreement, then as follows: (i) to the costs and expenses, including without limitation reasonable legal fees and disbursements incurred by the Lender in connection with the exercise of its remedies; (ii) to the expenses of curing the default that has occurred, in the event that the Lender elects, in its sole discretion, to cure the default that has occurred; (iii) to the payment of amounts owing by the Borrower under the Loan Documents, including but not limited to the payment of the principal of and interest on the Outstanding Balance, in such order of priority as the Lender shall determine in its sole discretion; and (iv) the remainder, if any, to the Borrower or to any other person lawfully hereunto entitled.

13.          Power of Attorney

The Borrower hereby grants to the Lender and its officers, employees and agents from time to time, with full power of substitution, its power of attorney, upon an Event of Default, to do all such acts, matters and things that the Lender may deem necessary to give effect to this Agreement. This power of attorney is coupled with an interest and is irrevocable until all obligations of the Borrower have been indefeasibly paid and satisfied in full.

14.          Indemnity

The Borrower and each Material Subsidiary agrees to indemnify and hold the Lender and its officers, directors, employees, agents and advisors (each, an “Indemnified Person”) harmless from and against any and all suits, actions, demands, obligations, proceedings, claims, damages, losses, liabilities, costs and expenses of any kind or nature whatsoever (including any and all reasonable professional fees and disbursements incurred by the Lender in connection with the preparation, negotiation and enforcement of this Agreement and any other Loan Document) which may be instituted, asserted against or incurred by any Indemnified Person as a result of or arising out of, a loan having been extended, suspended or terminated under this Agreement, any breach of the representations, warranties or covenants of the Borrower or any of the Material Subsidiaries hereunder, any breach or violation of any Laws, the transactions contemplated hereunder or under any other Loan Documents, any investigation, litigation or proceeding in connection herewith or any other Loan Document, and the enforcement, performance, administration, action or inaction by any of the Indemnified Persons of or under this Agreement or any of the other Loan Documents, including, without limitation, relating to the operation of the Borrower’s business and any environmental liability (collectively, the “Indemnified Liabilities”), except to the extent that any such Indemnified Liabilities are finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or wilful misconduct. No Indemnified Person shall be responsible or liable to any other party to this Agreement or any other Loan Document, any heir, executor, administrator, other legal personal representative, successor, assignee or third party beneficiary of such Person or any other Person asserting claims derivatively through such party, for indirect, punitive, exemplary or consequential damages which may be alleged or incurred as a result of or arising out of any of the above, including, without limitation, credit having been extended, suspended or terminated under this Agreement or any other Loan Document, or any of the transactions contemplated under this Agreement or any other Loan Document.  This indemnity is severable and distinct from the remainder of this Agreement and shall survive any termination of this Agreement for any reasons whatsoever.

15.          Performance of Covenants

If the Borrower or any Material Subsidiary fails to perform any of the covenants or fulfill any of the conditions contained in this Agreement, the Lender may, in its discretion, perform any of the covenants or fulfill any condition capable of being performed by it and, if any such covenant or condition requires the payment or expenditure of money, it may make such payments or expenditures with its own funds, but shall be under no obligation to do so; and all sums so expended or advanced by the Lender shall be immediately due and payable to it by the Borrower, shall until paid be deemed to be added and form part of the Loan and shall bear interest payable monthly at the same rate of interest as set forth herein until paid, and shall be secured by the Loan Documents, but no such performance or payment shall be deemed to relieve the Borrower from any occurrence of an Event of Default.

16.          Assignment

The Borrower shall not assign or transfer any of its rights and obligations under this Agreement or the Loan Documents without the prior written consent of the Lender, which consent may be unreasonably withheld.  In the event of any such assignment, the Borrower and the Material Subsidiaries shall not be relieved of their rights and obligations under this Agreement and the Loan Documents without the express written consent of the Lender. This Agreement is saleable, assignable and transferable by the Lender, and any successor or assign thereof, in whole or in part, free from any right of set-off or counterclaim or equity, without any requirement for the consent of the Borrower.

17.          Assignment to Pay

Upon receipt of written notice and direction from the Lender, the Borrower covenants and agrees, net of all applicable withholding taxes, to make all payments of interest, principal and structuring fees due under this Agreement to the Lender and any assignee, pro rata in accordance with their respective proportionate interests in the Loan as set out in such written notice and direction, absent which all such payments may be made to the Lender.

18.          Waiver of Breach

No failure, delay or omission of the Lender in exercising any right or remedy in respect of non-compliance with any provision of this Agreement or any Loan Document, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. Any waiver by the Lender under this Agreement or any Loan Document must be in writing and shall be effective only in the specific instance and for the purpose which it is given and shall not constitute a waiver of any other rights and remedies of the Lender with respect to any other or future non-compliance.  No single or partial exercise by the Lender of any right or remedy precludes any other or further exercise thereof, or precludes any other right of remedy.

19.          Interest and Loan Charges Not to Exceed Maximum allowed by Law

In no event shall the aggregate “interest” as that term is defined in Section 347 of the Criminal Code (Canada) received by or payable to the Lender in connection with the transactions contemplated in this Agreement or the Loan Documents exceed the effective annual rate of interest on the “credit advanced” (as defined therein) lawfully permitted under that section.  The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term that the principal amount of the Loan is outstanding and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries is appointed by the Lender will be conclusive for the purposes of such determination.  The parties do not intend that the aggregate interest payable in connection with the transactions contemplated hereby will exceed such lawfully permitted rate or amount.  Notwithstanding anything to the contrary herein contained, if the aggregate interest payable hereunder exceeds such lawfully permitted rate or amount, the rate and the amount of interest on the principal hereof shall be the maximum rate and amount permitted by law.  If the aggregate interest paid or payable to the Lender in connection with the transaction contemplated in the Loan Documents would, if paid to the Lender in the manner contemplated hereby and thereby, exceed the lawfully permitted rate or amount, then the Lender shall be entitled to defer the timing of receipt or vary the manner of payment of any interests or amount paid or payable to the Lender in connection with the transactions contemplated hereunder or thereunder, or to otherwise vary the terms pursuant to which or another manner in which interest or any portion thereof or any other amount shall be paid to the Lender so that such payment will not be in violation of applicable law (provided that such variation does not adversely affect the Borrower).

20.          Further Assurances

The Borrower and each Material Subsidiary shall execute and deliver to the Lender such additional documents and shall provide such additional information as the Lender may reasonably require to carry out the terms of this Agreement and to be informed of the status and affairs of the Borrower and each Material Subsidiary.

21.          Governing Law

Except where otherwise required by the law of any jurisdiction as it relates to certain corporate and securities laws requirements, the validity, interpretation and enforcement of this Agreement and the Loan Documents shall be governed by and construed in accordance with, the laws of the Province of British Columbia and of Canada applicable therein.  The Borrower and the Lender submit to the jurisdiction of the Courts of the Province of British Columbia and agree to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suites, actions, or proceedings based on this Agreement or the other Loan Documents in any jurisdiction it deems appropriate.

22.          Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

23.          Amendment

No provision of this Agreement or any of the Loan Documents may be changed, replaced, supplemented, modified or amended other than by an agreement in writing signed by all of the parties hereto or thereto.

24.          Severability

If any provision of this Agreement or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance.  Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the several provision as may be possible.

25.          Survival and Non-Merger

All representations, warranties, covenants and agreements made in this Agreement or otherwise in writing in connection with this Agreement by the Borrower shall remain binding notwithstanding the advance of the Loan.  The covenant of the Borrower to pay interest at the rate provided herein shall not merge in any judgment in respect of any obligation of the Borrower under this Agreement and any judgment shall bear interest at the same rate.

26.          Time of Essence

Time shall be of the essence of this Agreement.

27.          Notices

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, special next day delivery, with verification of receipt. All communications shall be sent:

to the Borrower at:

Clearly Canadian Beverage Corporation

2489 Bellevue Avenue West
Vancouver, British Columbia
V7V 1E1

facsimile:  (604) 922-2286

Attention:  Mr. Bruce Morley

to the Lender, at:

BG Capital Group Ltd.

Slot #2000 A.P. 59223

Nassau, Bahamas

with a copy to:

Brent Lokash Law Corporation

17th Floor, 808 Nelson Street

Vancouver, B.C. V6Z 2H2

facsimile: (604) 681-3209

Attention: Brent Lokash

or at such other address as the Borrower or the Lender may designate by ten (10) days advance written notice to the other parties hereto.

34.          Counterparts

This Agreement may be executed in any number of counterparts, including by facsimile transmissions, each of which shall be deemed to be an original, including those sent by facsimile transmissions, and which together shall constitute one and the same agreement.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF the parties hereto have hereunto duly executed this Agreement as of the day and year first above written.

CLEARLY CANADIAN BEVERAGE CORPORATION

By:	/s/ Douglas Mason
Name: Douglas Mason
Title: Chairman, CEO and President

BG CAPITAL GROUP LTD.

By:	/s/ Robert Genovese
Name: Robert Genovese
Title: President